                                                                    EXHIBIT 99.1


  Omnicare, Inc.   100 East RiverCenter Boulevard   Covington, Kentucky 41011
                        859/392-3300   859/392-3360 Fax


 Omnicare                                                           news release
--------------------------------------------------------------------------------


[LOGO]                                                       CONTACT:
                                                             Cheryl D. Hodges
                                                             (859) 392-3331



               Omnicare Reports Record Second Quarter 2003 Results

COVINGTON, Ky., July 31, 2003 - Omnicare, Inc. (NYSE:OCR), a leading provider of pharmaceutical care for the elderly, reported today financial results for its second quarter ended June 30, 2003 versus the comparable prior year period, as follows:

  o  Earnings per diluted share increased 42% to 44 cents
  o  Net income rose 48% to $43.5 million
  o Earnings before interest, income taxes, depreciation and amortization (EBITDA) increased 43% to $103.6 million
  o  Sales grew 29% to $844.0 million

Results for the second quarter of 2003 included a previously announced special charge of $4.1 million pretax ($2.5 million aftertax) relating to the early redemption of a portion of the Company's 5% convertible subordinated debentures prior to June 30, 2003. Results for the 2002 second quarter included a special charge of $7.3 million pretax ($4.5 million aftertax) related to the second phase of the Company's productivity and consolidation initiative completed in September 2002. Adjusting for these special items, results for the quarter ended June 30, 2003 were as follows:

  o  Adjusted earnings per diluted share increased 31% to 47 cents
  o  Adjusted net income rose 36% to $46.0 million
  o  Adjusted EBITDA increased 30% to $103.6 million
  o  Sales grew 29% to $844.0 million

To facilitate comparisons and to enhance understanding of core operating performance, the discussion that follows includes financial measures that are adjusted from the comparable amount under generally accepted accounting principles (GAAP) to exclude the impact of the above-mentioned special items. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the company's Web site at www.omnicare.com.

"The second quarter of 2003 was a period of great significance for Omnicare. Not only did it mark our twelfth consecutive quarter of sequential, as well as year-over-year growth, but we also successfully completed a major refinancing and announced the acquisition of SunScript, the institutional pharmacy business of Sun Healthcare Group," said Joel F. Gemunder, president and chief executive officer of Omnicare. "In addition, during the quarter, we began realizing the benefits from our integration of NCS HealthCare (NCS), acquired in January 2003, along with our ongoing cost control and productivity efforts and continued improvement in our overall financial health."

Cash flow from operations for the second quarter totaled $114.7 million, 90% above the $60.4 million in the comparable 2002 period on a GAAP basis. The 2003 quarter included $33.2 million in advance purchases of pharmaceuticals (pre-buys) versus $29.7 million in 2002. The 2003 second quarter also included $51 million in payments of the $56 million that had been past due in the first quarter of 2003 relating to the previously announced broad-based slowdown in payments from the Illinois Department of Public Aid (Medicaid). For the 2003 year-to-date period, cash flow from operations on a GAAP basis totaled $120.0 million, up 44% from the $83.3 million generated in the first half of 2002.

Free cash flow, defined as operating cash flow less capital expenditures and dividends, of $109.4 million for the second quarter of 2003 was double the free cash flow of $54.4 million generated in the 2002 quarter. On a year-to-date basis, free cash flow totaled $108.6 million in the first half of 2003, 55% higher than the $70.2 million generated in the comparable 2002 period. In light of its strong cash flow, the Company repaid $50 million in bank debt during the quarter.

Refinancing Successfully Completed

On June 13, 2003, the Company successfully completed a major refinancing which served to finance longer term its acquisition of NCS HealthCare and enhance its capital structure. The Company raised $250 million in a term loan A, $250 million in 6 1/8% senior subordinated notes, $188.6 million (6,468,750 shares) in common stock and, through a statutory trust formed by the Company, $345 million in 4.0% convertible trust preferred securities (trust PIERS). The proceeds from the term loan A and senior subordinated notes were used to repay $474.0 million in short-term bank debt used to temporarily finance the NCS acquisition. The proceeds from the trust PIERS and common stock issuance were used to redeem all of the Company's outstanding 5% convertible notes, which, including the conversion premium, totaled approximately $353.9 million, with the remaining cash of $206 million to be used for transaction-related expenses and general corporate purposes.

Also as part of its overall refinancing, Omnicare entered into a new $500 million bank revolving credit agreement with a four-year term, replacing its existing $500 million bank revolving credit line, which was scheduled to mature in March 2004.

In connection with the early redemption of the 5% convertible notes, a charge of $4.1 million pretax was taken in the second quarter of 2003 representing the proportionate share of the conversion premium and remaining unamortized transaction expenses related to the $106.5 million in notes redeemed prior to June 30, 2003. The remaining $8.6 million pretax of such charge, relating to $238.5 million in notes redeemed between July 1, 2003 and the final redemption date of July 14, 2003 will be taken in the third quarter of 2003.

"We are very pleased with the outcome of this refinancing. Not only did we move the financing of the NCS transaction to longer term, at very attractive rates, we also extended our overall maturities, maintained our credit ratings and gained additional permanent equity without dilution to our current shareholders," said Gemunder. "Moreover, our new capital structure provides substantial flexibility for future growth."

Institutional Pharmacy Business

Omnicare's institutional pharmacy business generated record revenues of $802.8 million for the 2003 second quarter, 32% higher than the $610.4 million reported in the comparable prior-year quarter. Operating profit in this business reached $95.8 million for the 2003 quarter, 34% higher than the adjusted $71.6 million recorded in the second quarter of 2002. At June 30, 2003, Omnicare served approximately 938,000 beds, an increase of 27% over the approximately 738,000 beds served at June 30, 2002.

"Our pharmacy sales growth benefited significantly from the contribution of NCS, along with other new contract additions, and the expansion of our clinical and other service programs," Gemunder noted. "Further market penetration of newer branded drugs targeted at the diseases of the elderly, partially offset by the increasing usage of generic drugs, also contributed to the sales gain.

"Moreover, our sales increase was leveraged not only by the ongoing benefits of our cost reduction efforts but also through the successful integration of NCS. The trend in our pharmacy operating margin is tracking with the expectations we described when we announced the acquisition of NCS. After the initial impact of adding the lower margin NCS business during the first quarter of 2003, our integration efforts have begun to result in the anticipated synergies. We believe that as the integration of this business proceeds over the next two quarters, and additional cost synergies are realized, the profitability of this business will continue to increase. To date, the integration is proceeding apace and is on track to achieve the synergies that, in our view, made this important transaction so compelling."

CRO Business

Omnicare Clinical Research, the Company's contract research (CRO) business, generated revenues of $41.2 million on a GAAP basis for the 2003 second quarter, versus the prior-year quarter's revenues of $43.7 million. Included in both periods were reimbursable out-of-pocket expenses totaling $5.9 million in the 2003 period and $7.1 million in the 2002 period. Excluding these reimbursable out-of-pocket expenses, adjusted revenues of $35.4 million were marginally lower than the $36.7 million recorded on this basis in the 2002 period. Operating profit in the second quarter of

2003 was $4.5 million versus the adjusted $5.3 million earned during the comparable prior-year period. Backlog at June 30, 2003 was approximately $199 million.

"Our CRO business performed in line with our expectations for the quarter," said Gemunder. "As with others in the industry, we continue to be impacted by client-driven delays in project commencement or continuation, but we are nonetheless encouraged by the growth in our backlog, particularly in our Peri-Approval and Geriatrics business, and the signing of a new preferred provider agreement with a major pharmaceutical manufacturer."

Acquisition of SunScript Pharmacy Business

Also during the quarter, Omnicare announced the acquisition of the SunScript pharmacy services business from Sun Healthcare Group (OTC: SUHG.OB), one of the nation's largest providers of long-term, subacute and related specialty healthcare services. The transaction was completed on July 15, 2003. The SunScript business acquired is expected to provide pharmacy services for long-term care facilities comprising approximately 43,000 beds in 19 states and generate approximately $180 million in revenues on an annualized basis (excluding revenues from Sun Healthcare facilities that are being turned over to facility landlords as part of Sun Healthcare's previously announced restructuring). Given the economies of scale and cost synergies anticipated, the transaction is expected to be accretive to Omnicare's earnings beginning in the fourth quarter of 2003.

Six Month Results

Financial results for the six months ended June 30, 2003, as compared with the same period of 2002, were as follows:

  o  Earnings per diluted share increased 41% to 86 cents
  o  Net income rose 44% to $83.9 million
  o  EBITDA increased 37% to $197.4 million
  o  Sales grew 28% to $1,649.9 million

The first half of 2003 included the previously discussed charge of $4.1 million related to the early redemption of convertible notes and the 2002 first half included $12.1 million ($7.5 million aftertax) in restructuring charges related to the Company's productivity and consolidation initiative completed in September 2002. Adjusting for these special items, in both periods, results for the first half of 2003 were as follows:

  o  Adjusted earnings per diluted share increased 28% to 88 cents
  o  Adjusted net income rose 32% to $86.4 million
  o  Adjusted EBITDA increased 27% to $197.4 million
  o  Sales grew 28% to $1,649.9 million

Omnicare Outlook

"During the second quarter, we continued to experience relative stability in the operating environment in the long-term care industry underscored by increasing Medicare admissions and improving occupancy reported in many areas," said Gemunder. "Also during the quarter, we were encouraged to see the Centers for Medicare and Medicaid Services (CMS) announce several proposals that would increase reimbursement for skilled nursing facilities from its current level beginning on October 1, 2003.

"We continue to monitor key issues related to healthcare funding, including the increasing pressures on state Medicaid budgets arising from the economic downturn coupled with growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new more efficacious, albeit more expensive, medications. In this regard, we were pleased to see increased funding for state Medicaid programs by the federal government in the recently-enacted tax bill which should provide some economic relief for state budgets."

Continuing, Gemunder said, "We also are mindful of the debate on the Medicare drug benefit and the long-term financing of the entire Medicare program. Given the competing national and political priorities, it remains difficult to predict the outcome and impact of any changes in healthcare policy relating to the future funding of the Medicaid and Medicare programs.

"Nonetheless, we know that pharmaceuticals remain the most cost-effective means of treating the chronic illnesses of the frailest members of our society and, as such, should be considered nondiscretionary expenditures and should be appropriately funded. The geriatric pharmaceutical business offers meaningful solutions to containing healthcare costs while ensuring the well-being of the nation's growing elderly population. Omnicare is positioned at the forefront of these trends, and has demonstrated to payors, including state Medicaid programs, that our clinical programs can yield substantially lower drug costs while enhancing quality of care.

"We believe that our growth strategy, which has served us well in mitigating reimbursement risks and strengthening our industry leading position, will allow us to maximize cash flow, maintain a strong financial position, enhance the efficiency of our operations and continue to develop our franchise in the geriatric pharmaceutical market.

"In the current environment, we see many opportunities to further leverage our operating cost structure. The addition of NCS and SunScript significantly enhances our position to realize substantial opportunities for growth in institutional pharmacy.

"Our core growth strategy includes the continued expansion of our customer base in institutional pharmacy, as well as growth of our clinical programs, such as our proprietary formulary, the Omnicare Geriatric Pharmaceutical Care Guidelines'r', and health management programs, dialysis services and in Omnicare Senior Health Outcomes'sm', our pharmaceutical case management services for the broader based senior marketplace. Moreover, the addition of both NCS and SunScript has brought new and interesting business opportunities in information technology and services as well as specialty pharmaceutical distribution.

"While volatility remains in the short-run, we see a positive long-term outlook in Omnicare Clinical Research as we benefit from the streamlining and globalization of our business, our unique capabilities in the geriatric market and the strength of our presence in the overall drug development marketplace.

"Our revenue and earnings growth outlook remains positive for 2003 given our strong underlying fundamentals and our sound strategy, combined with our demonstrated ability to maintain financial strength and flexibility, and the numerous opportunities to leverage our business both through internal and external growth," Gemunder concluded.

Webcast Today

Omnicare will hold a conference call to discuss second-quarter results today at 9:30 a.m. EDT. The conference call will be available live via webcast at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls." An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Including the SunScript acquisition, Omnicare serves residents in long-term care facilities comprising approximately 981,000 beds in 47 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 29 countries worldwide.

Statements in this press release concerning Omnicare's business outlook or position or future economic performance; the impact of Omnicare's completed refinancing; the impact of the SunScript and NCS acquisitions; the impact of Omnicare's cost control and productivity efforts; the financial condition of Omnicare, including the strength of its cash flows; the impact of delayed payment from Illinois Medicaid; expectations concerning budgetary matters in Illinois; the impact of pre-buys; Omnicare's growth potential; the impact of clinical and other programs; the impact of penetration of new drugs; trends concerning the number and usage of generic drugs; the impact of the integration of the NCS acquisition; expectations concerning margins and profitability; trends concerning delays in project commencement or continuation by CRO clients, as well as those concerning backlog and new CRO business; the operating environment in the long-term care industry; trends concerning occupancy and Medicare admissions; expectations concerning Medicare and Medicaid reimbursement and funding trends; the impact of healthcare funding issues, including any Medicare drug benefit; opportunities to contain healthcare costs while ensuring the well-being of the elderly population; expectations concerning growth; the ability to further leverage Omnicare's operating cost structure; opportunities to expand Omnicare's information technology and services, health management and specialty pharmaceutical distribution businesses; the impact of the streamlining and globalization of Omnicare's CRO operations; Omnicare's capabilities in the geriatric market and its strength in the drug development marketplace; expectations concerning Omnicare's financial strength and flexibility, together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Omnicare; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and further reductions in reimbursement by the government and other payors to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonal illness trends on the business of Omnicare; the ability of vendors and business partners to continue to provide products and services to Omnicare; the continued successful integration of acquired companies, including NCS and SunScript, and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare or the long-term care facilities it serves to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; potential liability for losses not covered by, or in excess of, insurance; competition for qualified staff in the healthcare industry; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock and in the financial markets generally; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

For more information on Omnicare, Inc., via the Internet, including a full menu of news releases, visit www.omnicare.com.


                                       ###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

                                                       Three Months Ended                     Six Months Ended
                                                            June 30,                              June 30,
                                               -------------------------------      -----------------------------------
                                                   2003               2002               2003                  2002
                                               -----------         -----------      -------------         -------------
Sales                                           $ 838,183           $ 647,101        $ 1,635,936           $ 1,279,116
Reimbursable out-of-pockets (a)                     5,850  (a)          7,054  (a)        13,958  (a)           13,353  (a)
                                               -----------         -----------      -------------         -------------
Total net sales                                   844,033             654,155          1,649,894             1,292,469
                                               -----------         -----------      -------------         -------------
Cost of sales                                     617,206             476,171          1,206,998               943,982
Reimbursed out-of-pocket expenses (a)               5,850  (a)          7,054  (a)        13,958  (a)           13,353  (a)
                                               -----------         -----------      -------------         -------------
Total direct costs                                623,056             483,225          1,220,956               957,335
                                               -----------         -----------      -------------         -------------
Gross profit                                      220,977             170,930            428,938               335,134
Selling, general and administrative expenses      130,090             102,501            257,018               202,119
Restructuring charge (d)                                -               7,302  (d)             -                12,099  (d)
                                               -----------         -----------      -------------         -------------
Operating income                                   90,887              61,127            171,920               120,916
Investment income                                   1,166                 667              1,754                 1,465
Interest expense (b)                              (21,875) (b)        (14,475)           (38,331) (b)          (28,651)
                                               -----------         -----------      -------------         -------------
Income before income taxes                         70,178              47,319            135,343                93,730
Income taxes                                       26,677              17,961             51,419                35,596
                                               -----------         -----------      -------------         -------------
Net income                                       $ 43,501  (b)       $ 29,358  (d)      $ 83,924  (b)         $ 58,134  (d)
                                               ===========         ===========      =============         =============

Earnings per share ("EPS"):
           Basic                                   $ 0.45  (b)         $ 0.31  (d)        $ 0.88  (b)           $ 0.62  (d)
                                               ===========         ===========      =============         =============
           Diluted                                 $ 0.44  (b)(c)      $ 0.31  (d)        $ 0.86  (b)(c)        $ 0.61  (d)
                                               ===========         ===========      =============         =============

Weighted average number of common
  shares outstanding:
           Basic                                   96,034              94,175             95,215                94,070
                                               ===========         ===========      =============         =============
           Diluted                                102,925  (c)         95,292            103,372  (c)           94,984
                                               ===========         ===========      =============         =============



The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, Non-GAAP Basis (e)
Excluding EITF No. 01-14 and Special Items
(000s, except per share amounts)
Unaudited

                                                       Three Months Ended                    Six Months Ended
                                                            June 30,                             June 30,
                                                --------------------------------     ---------------------------------
                                                    2003                2002             2003                 2002
                                                -----------         -----------      ------------         ------------
Adjusted sales                                   $ 838,183  (f)      $ 647,101  (f)   $1,635,936  (f)      $1,279,116  (f)
Adjusted cost of sales                             617,206  (f)        476,171  (f)    1,206,998  (f)         943,982  (f)
                                                -----------         -----------      ------------         ------------
Gross profit                                       220,977             170,930           428,938              335,134
Selling, general and administrative expenses       130,090             102,501           257,018              202,119
                                                -----------         -----------      ------------         ------------
Adjusted operating income                           90,887              68,429  (h)      171,920              133,015  (h)
Investment income                                    1,166                 667             1,754                1,465
Interest expense                                   (17,806) (g)        (14,475)          (34,262) (g)         (28,651)
                                                -----------         -----------      ------------         ------------
Adjusted income before income taxes                 74,247              54,621           139,412              105,829
Income taxes                                        28,223              20,736            52,965               40,194
                                                -----------         -----------      ------------         ------------
Adjusted net income                               $ 46,024  (g)       $ 33,885  (h)     $ 86,447  (g)        $ 65,635  (h)
                                                ===========         ===========      ============         ============

Adjusted earnings per share:
           Basic                                    $ 0.48  (g)         $ 0.36  (h)       $ 0.91  (g)          $ 0.70  (h)
                                                ===========         ===========      ============         ============
           Diluted                                  $ 0.47  (c)(g)      $ 0.36  (h)       $ 0.88  (c)(g)       $ 0.69  (h)
                                                ===========         ===========      ============         ============

Weighted average number of common
  shares outstanding:
           Basic                                    96,034              94,175            95,215               94,070
                                                ===========         ===========      ============         ============
           Diluted                                 102,925  (c)         95,292           103,372  (c)          94,984
                                                ===========         ===========      ============         ============



The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (e)
Excluding EITF No. 01-14 and Special Item
(000s)
Unaudited

                                                                                  Corporate
                                                 Pharmacy          CRO               and         Consolidated
                                                 Services        Services       Consolidating       Totals
                                               -----------      ---------       --------------   -------------
Three Months Ended June 30, 2003:

Adjusted sales                                  $ 802,828        $ 35,355  (f)        $      -       $ 838,183  (f)
                                               ===========      =========       ==============   =============


Operating income                                 $ 95,825        $  4,485             $ (9,423)       $ 90,887

Depreciation and amortization                      11,626             483                  579          12,688
                                               -----------      ---------       --------------   -------------
Earnings before interest, income taxes,
    depreciation and amortization ("EBITDA")    $ 107,451        $  4,968             $ (8,844)      $ 103,575
                                               ===========      =========       ==============   =============


Three Months Ended June 30, 2002:

Adjusted sales                                  $ 610,412        $ 36,689  (f)        $      -       $ 647,101  (f)
                                               ===========      =========       ==============   =============


Adjusted operating income                        $ 71,614  (h)   $  5,273  (h)        $ (8,458)       $ 68,429  (h)

Depreciation and amortization                       9,948             592                  771          11,311
                                               -----------      ---------       --------------   -------------

Adjusted EBITDA                                  $ 81,562  (h)   $  5,865  (h)        $ (7,687)       $ 79,740  (h)
                                               ===========      =========       ==============   =============


Six Months Ended June 30, 2003:

Adjusted sales                                 $1,565,982        $ 69,954  (f)       $       -     $ 1,635,936  (f)
                                               ===========      =========       ==============   =============


Operating income                                $ 181,195        $  9,215            $ (18,490)      $ 171,920

Depreciation and amortization                      23,374             901                1,174          25,449
                                               -----------      ---------       --------------   -------------

EBITDA                                          $ 204,569        $ 10,116            $ (17,316)      $ 197,369
                                               ===========      =========       ==============   =============


Six Months Ended June 30, 2002:

Adjusted sales                                 $1,206,677        $ 72,439  (f)       $       -     $ 1,279,116  (f)
                                               ===========      =========       ==============   =============


Adjusted operating income                       $ 139,819  (h)   $ 10,188  (h)       $ (16,992)      $ 133,015  (h)

Depreciation and amortization                      20,383           1,210                1,409          23,002
                                               -----------      ---------       --------------   -------------

Adjusted EBITDA                                 $ 160,202  (h)   $ 11,398  (h)       $ (15,583)      $ 156,017  (h)
                                               ===========      =========       ==============   =============



The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited

                                                                         June 30,       December 31,
                                                                           2003             2002
                                                                      -------------    -------------
ASSETS

Cash and cash equivalents                                                $ 594,532        $ 137,936
Restricted cash                                                              5,819            3,147
Accounts receivable, net                                                   625,103          522,857
Unbilled receivables                                                        29,495           25,062
Inventories                                                                248,078          190,464
Deferred income tax benefits and other current assets                      118,728          122,092
                                                                      -------------    -------------
          Total current assets                                           1,621,755        1,001,558
                                                                      -------------    -------------
Properties and equipment, net                                              149,534          139,908
Goodwill                                                                 1,627,203        1,188,907
Other noncurrent assets                                                    135,946           97,212
                                                                      -------------    -------------
          Total assets                                                 $ 3,534,438      $ 2,427,585
                                                                      =============    =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                         $ 265,340        $ 175,648
Deferred revenue                                                            23,262           25,254
Current debt (i)                                                            20,403              110
Other current liabilities                                                  139,459           95,638
                                                                      -------------    -------------
          Total current liabilities                                        448,464          296,650
                                                                      -------------    -------------
Long-term debt, due in quarterly installments through 2007 (i)             180,343              187
5.0% convertible subordinated debentures, due 2007 (i)                     238,465          345,000
8.125% senior subordinated notes, due 2011                                 375,000          375,000
6.125% senior subordinated notes, due 2013 (i)                             250,000                -
4.0% contingent convertible notes, due 2033 (i)                            345,000                -
Deferred income taxes and other noncurrent liabilities                     158,384          135,686
                                                                      -------------    -------------
          Total liabilities                                              1,995,656        1,152,523
                                                                      -------------    -------------
Stockholders' equity                                                     1,538,782        1,275,062
                                                                      -------------    -------------
          Total liabilities and stockholders' equity                   $ 3,534,438      $ 2,427,585
                                                                      =============    =============



The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statements of Cash Flows, GAAP Basis
(000s)
Unaudited

                                                                                 Three Months      Six Months
                                                                                     Ended June 30, 2003
                                                                                -----------------------------
Cash flows from operating activities:
Net income                                                                        $ 43,501         $ 83,924
Adjustments to reconcile net income to net cash
      flows from operating activities:
             Depreciation                                                            9,259           18,827
             Amortization                                                            3,429            6,622
             Provision for doubtful accounts                                        12,135           23,180
             Deferred tax provision                                                  5,270           18,739
             Write-off of debt issuance costs                                        1,164            1,164
Changes in assets and liabilities, net of effects
      from acquisition of businesses                                                39,921          (32,426)
                                                                                -----------      -----------
                   Net cash flows from operating activities                        114,679          120,030
                                                                                -----------      -----------

Cash flows from investing activities:
Acquisition of businesses                                                          (15,158)        (492,157)
Capital expenditures                                                                (3,165)          (7,155)
Other                                                                                  (10)          (2,619)
                                                                                -----------      -----------
                   Net cash flows from investing activities                        (18,333)        (501,931)
                                                                                -----------      -----------

Cash flows from financing activities:
Borrowings on line of credit facilities and term loans                             250,000          749,000
Payments on line of credit facilities and term loans                              (524,000)        (549,000)
Proceeds from/(payments on) long-term borrowings                                   485,221          485,221
Fees paid for financing arrangements                                               (29,366)         (29,366)
Gross proceeds from stock offering                                                 188,629          188,629
Payments for stock awards and exercise of stock options,
      net of stock tendered in payment                                                (715)          (3,832)
Dividends paid                                                                      (2,125)          (4,250)
Other                                                                                  268              122
                                                                                -----------      -----------
                   Net cash flows from financing activities                        367,912          836,524
                                                                                -----------      -----------

Effect of exchange rate changes on cash                                              1,284            1,973
                                                                                -----------      -----------

Net increase in cash and cash equivalents                                          465,542          456,596
Cash and cash equivalents at beginning
      of period - unrestricted                                                     128,990          137,936
                                                                                -----------      -----------
Cash and cash equivalents at
      end of period - unrestricted                                               $ 594,532        $ 594,532
                                                                                ===========      ===========



The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s)
Unaudited

                                                             Three Months Ended June 30,        Six Months Ended June 30,
                                                             ---------------------------       ----------------------------
                                                                 2003            2002              2003             2002
                                                             -----------      ----------       -----------      -----------
Adjusted operating income (earnings before
 interest and income taxes, "EBIT"):
   EBIT                                                        $ 90,887        $ 61,127         $ 171,920        $ 120,916
   Special item (j)                                                   -           7,302                 -           12,099
                                                             -----------      ----------       -----------      -----------
        Adjusted EBIT (j)                                      $ 90,887        $ 68,429         $ 171,920        $ 133,015
                                                             ===========      ==========       ===========      ===========
Adjusted income before income taxes:
   Income before income taxes                                  $ 70,178        $ 47,319         $ 135,343         $ 93,730
   Special items (k)                                              4,069           7,302             4,069           12,099
                                                             -----------      ----------       -----------      -----------
        Adjusted income before income taxes (k)                $ 74,247        $ 54,621         $ 139,412        $ 105,829
                                                             ===========      ==========       ===========      ===========
Adjusted net income:
   Net income                                                  $ 43,501        $ 29,358          $ 83,924         $ 58,134
   Special items, net of taxes (k)                                2,523           4,527             2,523            7,501
                                                             -----------      ----------       -----------      -----------
        Adjusted net income (k)                                $ 46,024        $ 33,885          $ 86,447         $ 65,635
                                                             ===========      ==========       ===========      ===========
Adjusted earnings per share ("EPS"): (l)
   Basic EPS                                                     $ 0.45          $ 0.31            $ 0.88           $ 0.62
   Special items, net of taxes (k)                                 0.03            0.05              0.03             0.08
        Adjusted basic EPS (k)                                   $ 0.48          $ 0.36            $ 0.91           $ 0.70
                                                             ===========      ==========       ===========      ===========
   Diluted EPS                                                   $ 0.44          $ 0.31            $ 0.86           $ 0.61
   Special items, net of taxes (k)                                 0.02            0.05              0.02             0.08
        Adjusted diluted EPS (k)                                 $ 0.47          $ 0.36            $ 0.88           $ 0.69
                                                             ===========      ==========       ===========      ===========
Adjusted earnings before interest, income taxes,
 depreciation and amortization ("EBITDA"): (m)
   EBIT                                                        $ 90,887        $ 61,127         $ 171,920        $ 120,916
   Depreciation and amortization                                 12,688          11,311            25,449           23,002
                                                             -----------      ----------       -----------      -----------
      EBITDA (m)                                                103,575          72,438           197,369          143,918
      Special item (j)                                                -           7,302                 -           12,099
                                                             -----------      ----------       -----------      -----------
        Adjusted EBITDA (j)(m)                                $ 103,575        $ 79,740         $ 197,369        $ 156,017
                                                             ===========      ==========       ===========      ===========
Adjusted net cash flows from operating activities:
   EBITDA (m)                                                 $ 103,575        $ 72,438         $ 197,369        $ 143,918
   Subtract:
   Interest expense, net of investment income                   (20,709)        (13,808)          (36,577)         (27,186)
   Income taxes                                                 (26,677)        (17,961)          (51,419)         (35,596)
   Changes in assets and liabilities, net of effects
     from acquisition of businesses                              39,921           6,570           (32,426)         (22,019)
   Add:
   Provision for doubtful accounts                               12,135           7,618            23,180           14,176
   Deferred tax provision                                         5,270           2,333            18,739            4,375
   Write-off of debt issuance costs                               1,164               -             1,164                -
   Non-cash portion of restructuring charges                          -           3,213                 -            5,633
                                                             -----------      ----------       -----------      -----------
      Net cash flows from operating activities                $ 114,679        $ 60,403         $ 120,030         $ 83,301
                                                             ===========      ==========       ===========      ===========



The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

                                                        (continued on next page)

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s)
Unaudited


(continued from previous page)

                                                             Three Months Ended June 30,        Six Months Ended June 30,
                                                             ---------------------------       ---------------------------
                                                                 2003            2002              2003            2002
                                                             -----------      ----------       -----------     -----------
Adjusted free cash flow: (n)
   Net cash flows from operating activities                   $ 114,679        $ 60,403         $ 120,030        $ 83,301
   Capital expenditures                                          (3,165)         (3,852)           (7,155)         (8,827)
   Dividends                                                     (2,125)         (2,119)           (4,250)         (4,237)
                                                             -----------      ----------       -----------     -----------
      Free cash flow (n)                                      $ 109,389        $ 54,432         $ 108,625        $ 70,237
                                                             ===========      ==========       ===========     ===========
Segment Reconciliations - Pharmacy Services
Adjusted EBIT - Pharmacy Services:
   EBIT                                                        $ 95,825        $ 68,882         $ 181,195       $ 135,961
   Special item (j)                                                   -           2,732                 -           3,858
                                                             -----------      ----------       -----------     -----------
        Adjusted EBIT - Pharmacy Services (j)                  $ 95,825        $ 71,614         $ 181,195       $ 139,819
                                                             ===========      ==========       ===========     ===========
Adjusted EBITDA - Pharmacy Services: (m)
   EBITDA (m)                                                 $ 107,451        $ 78,830         $ 204,569       $ 156,344
   Special item (j)                                                   -           2,732                 -           3,858
                                                             -----------      ----------       -----------     -----------
        Adjusted EBITDA - Pharmacy Services (j)(m)            $ 107,451        $ 81,562         $ 204,569       $ 160,202
                                                             ===========      ==========       ===========     ===========

Segment Reconciliations - CRO Services
Adjusted EBIT - CRO Services:
   EBIT                                                         $ 4,485           $ 703           $ 9,215         $ 1,947
   Special item (j)                                                   -           4,570                 -           8,241
                                                             -----------      ----------       -----------     -----------
        Adjusted EBIT - CRO Services (j)                        $ 4,485         $ 5,273           $ 9,215        $ 10,188
                                                             ===========      ==========       ===========     ===========
Adjusted EBITDA - CRO Services: (m)
   EBITDA (m)                                                   $ 4,968         $ 1,295          $ 10,116         $ 3,157
   Special item (j)                                                   -           4,570                 -           8,241
                                                             -----------      ----------       -----------     -----------
        Adjusted EBITDA - CRO Services (j)(m)                   $ 4,968         $ 5,865          $ 10,116        $ 11,398
                                                             ===========      ==========       ===========     ===========
Segment - Corporate and Consolidating
   EBIT                                                        $ (9,423)       $ (8,458)        $ (18,490)      $ (16,992)
                                                             -----------      ----------       -----------     -----------
   EBITDA (m)                                                    (8,844)         (7,687)          (17,316)        (15,583)
                                                             -----------      ----------       -----------     -----------
Consolidated Segment Totals
   EBIT                                                        $ 90,887        $ 61,127         $ 171,920       $ 120,916
                                                             ===========      ==========       ===========     ===========
   Adjusted EBIT (j)                                           $ 90,887        $ 68,429         $ 171,920       $ 133,015
                                                             ===========      ==========       ===========     ===========
   EBITDA (m)                                                 $ 103,575        $ 72,438         $ 197,369       $ 143,918
                                                             ===========      ==========       ===========     ===========
   Adjusted EBITDA (j)(m)                                     $ 103,575        $ 79,740         $ 197,369       $ 156,017
                                                             ===========      ==========       ===========     ===========



DEFINITIONS:
GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles
      ("GAAP").
Non-GAAP: Amounts that do not conform with U.S. GAAP.



The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s)
Unaudited



(a) In accordance with the adoption of Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"), Omnicare has recorded reimbursements received for "out-of-pocket" expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company's contract research services business.

(b) The three and six month periods ended June 30, 2003 includes a call premium and the write-off of a ratable portion of the remaining unamortized debt issuance costs, aggregating $4,069 before taxes ($2,523 after taxes). The call premium and the write-off of remaining unamortized debt issuance costs relates to the Company's purchase of $106,535 of the aggregate principal amount of its outstanding 5.0%, $345,000 of convertible subordinated debentures in the second quarter of 2003, as discussed in further detail at
    (i) below.

(c) The three and six month periods ended June 30, 2003 include the dilutive effect of the 5% convertible subordinated debentures, which assumes conversion using the "if converted" method. Under that method, the convertible debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the convertible debentures is added back to net income. For purposes of the "if converted" calculation, 5.8 million and 7.3 million shares were assumed to be converted for the three month and six month periods ended June 30, 2003, respectively. Additionally, interest expense, net of taxes, of $1.9 million and $4.9 million for the three and six month periods ended June 30, 2003, respectively, was added back to net income for purposes of calculating diluted earnings per share using this method.

(d) The three and six month periods ended June 30, 2002 includes a restructuring charge of $7,302 before taxes ($4,527 after taxes) and $12,099 before taxes ($7,501 after taxes). The restructuring charge relates to the Company's previously disclosed Phase II productivity and consolidation initiative.

(e) Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted results provide added insight into the Company's performance by focusing on the results generated by the Company's ongoing core operations. Management uses the adjusted results for measurement purposes. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(f) The noted presentation excludes amounts that Omnicare is required to record in its income statement relating to EITF Issue No. 01-14, as discussed in further detail at footnote (a) above.

(g) The noted presentation for the three and six month periods ended June 30, 2003 excludes the call premium and the write-off of a ratable portion of the remaining unamortized debt issuance costs, as discussed in further detail at footnote (b) above.

(h) The noted presentation for the three and six month periods ended June 30, 2002 excludes the restructuring charge discussed in further detail at footnote (d) above.




                                                        (continued on next page)

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s)
Unaudited


(continued from previous page)



(i) During the second quarter of 2003, the Company completed a refinancing in which it raised $250,000 in a term loan, and completed an offering of $250,000 of 6.125% senior subordinated notes, $345,000 of 4.0% contingent convertible notes and 6,469 shares of its common stock. The Company used the net proceeds from the 6.125% senior subordinated notes and the term loan to repay the existing credit facility. A portion of the 4.0% contingent convertible notes was used to purchase and retire $106,535 of the aggregate principal amount of the Company's outstanding 5.0%, $345,000 of convertible subordinated debentures in the second quarter of 2003, with the remaining $238,465 retired in July 2003. The Company also entered into a four-year $500,000 revolving credit facility during the quarter, which is undrawn.

(j) The special item represents the restructuring charge discussed in footnote
    (d) above, and relates to the Company's previously disclosed Phase II productivity and consolidation initiative (which management believes is not related to the ongoing operations of Omnicare).

(k) The special items represent the call premium and the write-off of a ratable portion of the remaining unamortized debt issuance costs for the three and six month periods ended June 30, 2003 and the restructuring charge for the three and six month periods ended June 30, 2002, as discussed in footnotes
    (b) and (d) above, respectively. The call premium and the write-off of a ratable portion of the remaining unamortized debt issuance costs related to the Company's purchase of a portion of its outstanding 5.0%, $345,000 of convertible subordinated debentures, and the restructuring charge relates to the Company's previously disclosed Phase II productivity and consolidation initiative. Management believes these items are not related to the ongoing operations of Omnicare.

(l) EPS (basic EPS; special item, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated adjusted EPS amount for the corresponding period.

(m) EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare believes that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for net income as an indicator of Omnicare's operating performance or operating cash flows as a measure of liquidity. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others.

(n) Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.